Exhibit 99.1

LSC COMMUNICATIONS ACQUIRES CREEL PRINTING

Expands Digital Production and Services Offering

LSC Communications (NYSE: LKSD) announced today that it has entered into a definitive agreement to acquire CREEL Printing, a leading privately-owned offset and digital printing company based in Las Vegas, Nevada. CREEL’s capabilities include full-color web and sheetfed printing, regionally distributed variable digital production, large-format printing, and integrated digital solutions.

Allan G. Creel, CEO of CREEL, said, “The alignment with LSC will create tremendous value for both companies, our employees and our loyal customers. I personally am incredibly excited about the future of Creel and LSC.”

CREEL’s legacy dates back to the 1950’s when Allan’s grandparents, Eugene and Sarah Creel, opened a print shop to serve the Las Vegas area. In the 1970’s, Allan G. Creel’s father, Allan H. Creel, assumed responsibility and ownership for the family business. Since that time, Allan G. has carried on his father’s vision and CREEL has steadily grown through strong client relationships and strategic investments in new technologies.

Thomas J. Quinlan III, Chairman and CEO of LSC Communications commented, “This acquisition will expand the capabilities of LSC’s offset and digital production platform and bring enhanced technologies to support our clients’ evolving needs, specifically in the magazine media and retail marketing industries. With one of the most advanced digital platforms in the US, plus a strong west coast presence, CREEL is an excellent fit for LSC.”

CREEL has approximately 700 employees in six facilities across the country, and is ranked among the top 50 commercial printers, 10 largest publication printers and largest commercial digital printers in the world.

About LSC

With a rich history of industry experience, innovative solutions and service reliability, LSC Communications (NYSE: LKSD) is a global leader in print and digital media solutions. The company’s traditional and digital print-related services and office products serve the needs of publishers, merchandisers and retailers around the world. With advanced technology and a consultative approach, LSC’s supply chain solutions meet the needs of each business by getting their content into the right hands as efficiently as possible.

Use of Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements, including risks associated with the ability of LSC Communications to perform as expected as a separate, independent entity and risks associated with the volatility and disruption of the capital and credit markets, and adverse changes in the global economy. Readers are strongly encouraged to read the full cautionary statements contained in LSC’s filings with the SEC. LSC disclaims any obligation to update or revise any forward-looking statements.

Investor Relations Contact:

JANET HALPIN

Senior Vice President, Treasurer & Investor Relations

investor.relations@lsccom.com

773-272-9275